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                                                                    EXHIBIT 99.1

ALASKA AIR GROUP APPOINTS KNIGHT TO BOARD OF DIRECTORS
12/2/2002 10:09 a.m.

SEATTLE -- Alaska Air Group, Inc. today announced the appointment of Jessie J. Knight, Jr. to the corporation's board of directors.

Knight, 52, is the president and chief executive officer of the San Diego Regional Chamber of Commerce. He heads an organization of 3,000 plus members whose primary focus is the economic development of California's second largest city.

Before assuming his current position in 1999, Knight served almost six years as a commissioner of the California Public Utilities Commission. The commission, a five-member board appointed by the governor, is responsible for the regulatory oversight of all energy, telecommunications, shipping, railroad and investor-owned utilities within California. Immediately prior to that, he was executive vice president of the San Francisco Chamber of Commerce where he oversaw international operations, economic development and the recruitment of new businesses to San Francisco.

"Alaska Air Group and its shareholders will benefit tremendously by having an individual of Jessie's caliber on the board," said John F. Kelly, chairman and chief executive officer. "His business acumen, public service experience and extensive knowledge of California will add a significant new dimension to our deliberations."

Knight's previous experience also includes serving as vice president of marketing for the San Francisco Newspaper Agency, a publishing operation encompassing the San Francisco Chronicle and the San Francisco Examiner. In addition, he held several senior positions for Dole Foods Company, including directing the marketing for that company's Dole Pineapple Division.

Knight is a member of the boards of Avista Corporation and Environmental Power Corporation. He is a standing member of the Council on Foreign Relations in New York.

Seattle-based Alaska Air Group is the parent company of Alaska Airlines and Horizon Air Industries.

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